CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Financial Highlights” in the Prospectuses of Invesco Van Kampen Value Opportunities Fund and under the caption “Independent Registered Public Accounting Firm”, the predecessor fund’s auditor, and to the incorporation by reference of our report dated May 18, 2010 for Van Kampen Value Opportunities Fund, in the Statement of Additional Information of AIM Sector Funds (Invesco Sector Funds) in this Post-Effective Amendment No. 67 to the Registration Statement (Form N-1A No. 002-85905) of AIM Sector Funds (Invesco Sector Funds).
ERNST & YOUNG LLP
Chicago, Illinois
December 20, 2010